Exhibit 10.3

Termination Agreement	Beendigungs-vereinbarung
(herein referred to as “this Agreement”)	(nachfolgend als „diese Vereinbarung“ bezeichnet)
between	zwischen
Avon Cosmetics GmbH Zeppelinstraße 3 85399 Hallbergmoos	Avon Cosmetics GmbH Zeppelinstraße 3 85399 Hallbergmoos
(hereinafter referred to as “Avon Germany”)	(nachfolgend als „Avon Deutschland“ bezeichnet)
and	und
Avon Products Inc. Principal Executive Offices: Building 6, Chiswick Park London W4 5HR United Kingdom	Avon Products Inc. Principal Executive Offices: Building 6, Chiswick Park London W4 5HR Vereinigtes Königreich
and	und
John Higson Bergstrasse 12 86573 Obergriesbach Germany	John Higson Bergstrasse 12 86573 Obergriesbach Deutschland
(hereinafter referred to as “Employee”)	(nachfolgend als „Mitarbeiter“ bezeichnet)
1. It is agreed between the parties hereto that the employee’s employment relationship with Avon Germany under the agreement dated 20 September 1999 as well as any preceding or subsequent agreements, amendments and

1. Die Vertragsparteien sind sich darüber einig, dass das Arbeitsverhältnis des Mitarbeiters mit Avon Deutschland gemäß dem Vertrag vom 20. September 1999 nebst etwaigen vorherigen bzw. nachfolgenden Abreden,

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addenda hereto shall be terminated with effect as of 30 September 2017 (the “Termination Date”).	Änderungen oder Ergänzungen hierzu mit Wirkung zum 30. September 2017 beendet wird („Beendigungstermin“).
2.    It is agreed between the parties hereto that the employee’s employment relationship with Avon Products, Inc. and any parent, subsidiary or other affiliated company of Avon Products, Inc. (collectively, the “Companies”) as well as any preceding or subsequent agreements, amendments and addenda hereto shall be terminated with effect as of the Termination Date.

2.    Die Vertragsparteien sind sich darüber einig, dass das Arbeitsverhältnis des Mitarbeiters mit der Avon Products, Inc. sowie etwaigen Mutter-, Tochter- oder sonstigen verbundenen Unternehmen der Avon Products, Inc. (gemeinsam die „Avon-Gesellschaften“) sowie etwaige vorherige bzw. nachfolgende Abreden, Änderungen oder Ergänzungen hierzu mit Wirkung zum Beendigungstermin beendet werden.

3. There are no other employments or service contracts between the Employee and the Companies.	3. Es bestehen keine sonstigen Arbeits- oder Dienstverträge zwischen dem Mitarbeiter und den Avon-Gesellschaften.
4. Any existing directorships and officerships that the Employee holds with Avon Germany or the Companies shall cease on the Termination Date.	4. Bestehende Ämter, die der Mitarbeiter in unternehmensleitenden Gremien bzw. als leitender Angestellte bei Avon Deutschland oder den Avon-Gesellschaften innehat, enden zum Beendigungstermin.
5. Until the Termination Date, the Employee shall receive his monthly gross base salary of EUR 43,069 (EUR 516,837 annualized).	5. Der Mitarbeiter erhält bis zum Beendigungstermin sein monatliches Brutto-Grundgehalt i. H. v. EUR 43.069 (EUR 516.837 auf Jahresbasis umgerechnet).
Medical coverage will be paid as previously up to the Termination Date. After the Termination Date no	Die Krankenversicherung des Mitarbeiters wird bis zum Beendigungstermin wie bisher

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medical coverage will be paid any more.	bezahlt. Nach dem Beendigungstermin wird keine Krankenversicherung mehr bezahlt.
6.    The Employee shall receive benefits according to the applicable provisions of the International Retirement Plan. In terms of the Employee’s other pension entitlements, the trustees of the relevant pension scheme(s) shall be notified of the Employee's termination of employment and shall provide written confirmation of the Employee's accrued entitlement under the relevant pension scheme(s).

6.    Der Mitarbeiter erhält Vorsorgeleistungen gemäß den geltenden Bestimmungen des International Retirement Plans. In Bezug auf die sonstigen Pensionsansprüche des Mitarbeiters werden die Treuhänder des/der jeweiligen Pensionsplans/Pensionspläne über die Beendigung des Arbeitsverhältnisses des Mitarbeiters informiert und diese werden die erworbenen Pensionsanwartschaften des Mitarbeiters gemäß dem/den jeweiligen Pensionsplan/Pensionsplänen schriftlich bestätigen.

Furthermore, Employee remains eligible pursuant to the applicable policies of the Companies, for tax filing support services from the Companies’ selected vendor for tax years in which the income Employee received for services provided to the Companies generates multi-country tax filings.

Darüber hinaus bleibt der Mitarbeiter weiterhin gemäß den geltenden Richtlinien der Avon-Gesellschaften berechtigt, die Unterstützungsleistungen des von den Avon-Gesellschaften ausgewählten Anbieters bei Steuererklärungen für die Steuerjahre in Anspruch zu nehmen, in denen das Einkommen des Mitarbeiters für Leistungen, die der Mitarbeiter für die Avon-Gesellschaften erbracht hat, die Einreichung von Steuererklärungen in mehreren Ländern erfordert.

7. The Employee is a participant in the Avon Products, Inc. 2013-2017 Executive Incentive Plan (EIP).	7. Der Mitarbeiter nimmt an dem Avon Products, Inc. 2013-2017 Executive Incentive Plan (EIP) teil.

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Payments, if any, of the EIP award are governed by the terms of the EIP and are triggered by the attainment of performance measures, as determined in accordance with Avon Products, Inc.’s policies. Payment, if any, of the 2017 EIP award, will be made in 2018 at the same time active 2017 Annual EIP participants receive their payments. The Employee is not eligible for an award for any years after the Termination Date under the EIP or any other bonus program.

Etwaige Leistungen nach dem EIP erfolgen gemäß den Bedingungen des EIP und werden durch die Erreichung von Leistungszielen ausgelöst, die gemäß den Richtlinien von Avon Products, Inc. festgelegt werden. Etwaige Leistungen nach dem EIP 2017 werden zum gleichen Zeitpunkt in 2018 ausgezahlt, an dem aktive Teilnehmer an dem EIP 2017 ihre Leistungen ausgezahlt bekommen. Der Mitarbeiter hat keinen Anspruch auf Leistungen nach dem EIP oder einem sonstigen Bonusprogramm für die Jahre nach dem Beendigungstermin.

The parties are agreed that the Employee does not participate in any other annual incentive or bonus plan or program (including, but not limited to the Management Incentive Plan (MIP)), and has no claims based on any other program.

Die Parteien sind sich darüber einig, dass der Mitarbeiter an keinem sonstigen jährlichen Incentive bzw. Bonusplan oder -Programm (insbesondere dem Management Incentive Plan (MIP)) teilnimmt und er keine diesbezüglichen Ansprüche auf der Grundlage eines sonstigen Programms hat.

8.    Each currently outstanding equity award in Avon Products, Inc. (such as restricted stock units, performance restricted stock units and stock options) that has been granted to the Employee will continue to be subject to and governed by the applicable equity agreement(s) and the applicable stock incentive plan(s) (including, but not limited to, terms and conditions regarding vesting and settlement of awards) – i.e., the Avon Products Inc. 2016 Omnibus

8.    Sämtliche derzeit ausstehenden Leistungsprämien, die in Aktien der Avon Products, Inc. gewährt werden (etwa Aktien mit Veräußerungssperre (restricted stock units), Aktien bei der Erreichung vorgegebener Leistungsziele (performance restricted stock units) und Aktienoptionen), die dem Mitarbeiter gewährt wurden, unterliegen weiterhin den geltenden Mitarbeiterbeteiligungsvereinbarun

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Incentive Plan, the Avon Products, Inc. 2013 Stock Incentive Plan or the Avon Products, Inc. 2005 Stock Incentive Plan.
gen bzw. werden durch diese weiterhin bestimmt (insbesondere den Bestimmungen und Bedingungen in Bezug auf die Ausübung und Abwicklung der gewährten Aktien(-Optionen)), d. h. der Avon Products Inc. 2016 Omnibus Incentive Plan, der Avon Products, Inc. 2013 Stock Incentive Plan bzw. der Avon Products, Inc. 2005 Stock Incentive Plan.

The regulations under such plans shall remain valid and binding regarding such stock awards. To the extent the Companies are obligated to remit wage tax with respect to any stock award, the Employee shall reimburse the Companies the amount remitted; the Companies may withhold the amount of wage tax probably becoming due from the amount which is payable.

Die Regelungen dieser Pläne bleiben in Bezug auf die Gewährung dieser Aktien-(Optionen) gültig und bindend. Soweit die Avon-Gesellschaften verpflichtet sind, Lohnsteuer auf die Gewährung dieser Aktien(-Optionen) abzuführen, erstattet der Mitarbeiter den Avon-Gesellschaften den insoweit abgeführten Betrag; die Avon-Gesellschaften sind berechtigt, die auf den auszuzahlenden Betrag voraussichtlich fällige Lohnsteuer einzubehalten.

The Employee has no other claims to remuneration or bonus or otherwise to payments or benefits-in-kind against Avon Germany or the Companies.	Der Mitarbeiter hat keine sonstigen Ansprüche gegen Avon Deutschland oder die Avon-Gesellschaften auf Vergütung, Boni oder sonstige Zahlungen und Sachleistungen.
9.    On the Termination Date, the Employee shall receive as compensation for the loss of the job pursuant to §§ 9, 10 KSchG (German Act Against Unfair Dismissal) a severance payment of EUR 1,033,674 gross plus an additional amount of EUR 32,000

9.    Der Mitarbeiter erhält am Beendigungstermin als Ausgleich für den Verlust seines Arbeitsplatzes gemäß §§ 9, 10 KSchG eine Abfindung i. H. v. EUR 1.033.674 brutto sowie einen Zusatzbetrag i. H. v. EUR 32.000 brutto. Diese Beträge sind zur

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gross. These amounts are due on the first administratively feasible regular payroll date of Avon Germany following the Termination Date. The Employee shall pay any income tax associated with these payments.

Auszahlung fällig am ersten administrativ machbaren Gehaltsabrechnungsdatum der Avon Deutschland nach dem Beendigungstermin. Der Mitarbeiter zahlt die im Zusammenhang mit diesen Zahlungen anfallende Einkommensteuer.

10.    The payments described in Sec. 9 of this Agreement also include compensation for the post-contractual non-competition clause agreed to in this Sec. 10 of this Agreement in the amount required by section 74(2) German Commercial Code. The parties agree that a period of post-contractual non-competition applies for the duration of 24 months following the Termination Date, i.e. until 30 September 2019, in accordance with the provisions set out below:

10.    Die in Ziffer 9 dieser Vereinbarung genannten Zahlungen umfassen auch eine Entschädigung für das in Ziffer 10 dieser Vereinbarung vereinbarte nachvertragliche Wettbewerbsverbot in der in § 74 Abs. 2 HGB vorgeschriebenen Höhe. Die Parteien sind sich einig, dass das nachvertragliche Wettbewerbsverbot für einen Zeitraum von 24 Monaten ab dem Beendigungstermin, d. h. bis zum 30. September 2019, gemäß den nachfolgenden Bestimmungen gilt:

10.1    With respect to subject matter, this prohibition of competition applies to all areas in which Avon Germany is engaged at the time the prohibition starts. With respect to subject matter, the prohibition of competition further applies to all areas in which the Companies are engaged at the time the prohibition starts.

10.1    Dieses Wettbewerbsverbot gilt inhaltlich für alle Bereiche, in denen Avon Deutschland zu Beginn des Wettbewerbsverbots tätig ist. Ferner gilt das Wettbewerbsverbot inhaltlich für alle Bereiche, in denen die Avon-Gesellschaften zu Beginn des Wettbewerbsverbots tätig sind.

With respect to territory, the prohibition of competition refers to the entire area of activity of Avon Germany at the time when the prohibition starts. With respect to territory, the prohibition of	Das Wettbewerbsverbot bezieht sich räumlich auf den gesamten Tätigkeitsbereich von Avon Deutschland zu Beginn des Wettbewerbsverbots. Räumlich bezieht sich das

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competition refers further to the entire area of activity of the Companies at the time when the prohibition starts.	Wettbewerbsverbot ferner auf den gesamten Tätigkeitsbereich der Avon-Gesellschaften zu Beginn des Wettbewerbsverbots.
This subject matter and territorial area of application is collectively referred to as “area of business”.	Der inhaltliche und räumliche Geltungsbereich des Wettbewerbsverbots wird zusammenfassend als „Geschäftsbereich“ bezeichnet.
The prohibition of competition shall apply with respect to any competing activity in the area of business of Avon Germany whether by any direct or indirect, self-employed activity, as independent contractor, as employee or in a similar position, whether by establishing or participating in any competing enterprise, by any consulting activity or in any other manner. The same applies with respect to any competing activity in the area of business of the Companies.

Das Wettbewerbsverbot gilt in Bezug auf sämtliche Wettbewerbsaktivitäten im Geschäftsbereich von Avon Deutschland, gleich ob durch eine direkte oder indirekte selbstständige Tätigkeit, als unabhängiger Auftragnehmer, als Angestellter oder in einer vergleichbaren Position, ob durch Gründung von oder Beteiligung an einem Konkurrenzunternehmen, durch eine etwaige Beratungstätigkeit oder auf sonstige Art und Weise. Gleiches gilt auch für eine etwaige Wettbewerbstätigkeit im Geschäftsbereich der Avon-Gesellschaften.

10.2    The Employee has the further duty not to attempt in any manner to solicit, to try to solicit or to accept from any customer of Avon Germany or the Companies any business within the area of business of Avon Germany or the Companies or to persuade or otherwise cause any customer of Avon Germany or the Companies to cease or reduce the business with Avon Germany or the Companies. “Customer” shall

10.2    Der Mitarbeiter ist ferner verpflichtet, sich nicht um etwaige Geschäfte eines Kunden von Avon Deutschland bzw. von den Avon-Gesellschaften innerhalb des Geschäftsbereichs von Avon Deutschland bzw. von den Avon-Gesellschaften zu bemühen, dies zu versuchen oder solche zu übernehmen bzw. einen Kunden von Avon Deutschland oder von den Avon-Gesellschaften dazu zu

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mean any customer of Avon Germany and the Companies with which business relations exist at the Termination Date or have existed during the preceding 12 months before the Termination Date.
bewegen bzw. zu veranlassen, das Geschäft mit Avon Deutschland oder mit den Avon-Gesellschaften einzustellen bzw. zu reduzieren. „Kunde“ bezeichnet jeden Kunden von Avon Deutschland oder von den Avon-Gesellschaften, mit dem Geschäftsbeziehungen zum Beendigungstermin bestehen bzw. in den zwölf Monaten vor dem Beendigungstermin bestanden.

The employee will not for a third party solicit or procure the services of or endeavour to entice away from Avon Germany or the Companies any employee or independent contractor, particularly in leading positions or with specific know-how.

Der Mitarbeiter wird sich für keinen Dritten um die Dienste eines Mitarbeiters oder eines unabhängigen Auftragnehmers von Avon Deutschland bzw. von den Avon-Gesellschaften, insbesondere solche in leitenden Positionen oder mit bestimmten Sachkenntnissen, bemühen bzw. versuchen diese abzuwerben.

10.3    The Employee is, even after the end of his employment contract, obliged to maintain strict confidentiality concerning business and trade secrets of Avon Germany and the Companies as well as concerning any other confidential matters which are marked as such or which are recognizable as confidential and the content of this Agreement, unless there are legal obligations to disclose such information.

10.3    Der Mitarbeiter ist auch nach Beendigung seines Arbeitsvertrages verpflichtet, über Geschäfts- und Betriebsgeheimnisses von Avon Deutschland und von den Avon-Gesellschaften sowie über sonstige vertrauliche Angelegenheiten, die als solche gekennzeichnet oder erkennbar sind, und den Inhalt dieser Vereinbarung absolute Vertraulichkeit zu wahren, es sei denn, dass gesetzliche Verpflichtungen zur Offenlegung dieser Informationen bestehen.

10.4 If the Employee breaches the post-contractual prohibition of competition or the obligation to confidentiality according to Sec.	10.4 Verstößt der Mitarbeiter gegen das nachvertragliche Wettbewerbsverbot oder die Vertraulichkeitsverpflichtung

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10.3 of this Agreement, he will be obliged to pay a contractual penalty of two monthly gross salaries. If such a breach consists in capital participation in a competitor company or entry into a long-term contract (e.g. employment, service, commercial agency or consultancy agreement), the contractual penalty will be newly incurred for each commenced month in which the capital participation or contract continues (continuing breach). Several breaches each result in a separate contractual penalty, even several times in any one month, as the case may be. If individual or several breaches occur within a continuing breach, the penalty shall apply for each and every month of the continuing breach and for each and every such individual breach.

gemäß Ziffer 10.3 dieser Vereinbarung, ist er zur Zahlung eine Vertragsstrafe i. H. v. zwei Bruttomonatsgehältern verpflichtet. Besteht ein solcher Verstoß in einer Beteiligung an einem Konkurrenzunternehmen oder im Abschluss eines langfristigen Vertrages (z. B. Arbeits-, Dienst-, Handelsvertretungs- oder Beratungsvertrags), wird die Vertragsstrafe erneut für jeden angefangenen Monat verwirkt, in dem die Kapitalbeteiligung bzw. der Vertrag fortbesteht (Dauerverstoß). Mehrere Verstöße führen jeweils zu einer gesonderten Vertragsstrafe, auch mehrmals innerhalb eines Monats. Kommt es zu einzelnen oder mehreren Verstößen innerhalb eines Dauerverstoßes, gilt die Vertragsstrafe für jeden einzelnen Monat des Dauerverstoßes sowie jeden einzelnen solchen Verstoß.

Any further claims of the Companies resulting from any non-compliance with the post-contractual prohibition of competition shall remain unaffected by the aforesaid provision. Notwithstanding anything to the contrary, there shall be no obligation by Avon Germany or the Companies to pay the compensation according to Sec. 9 with respect to the post-contractual non-competition prohibitions of Sec. 10 for the time when the Employee breaches the post-contractual prohibition of competition. In addition, any other

Alle weiteren Ansprüche der Avon-Gesellschaften aufgrund der Nichteinhaltung des nachvertraglichen Wettbewerbsverbots bleiben von der vorstehenden Regelung unberührt. Ungeachtet anders lautenden Bestimmungen dieser Vereinbarung besteht keine Verpflichtung seitens Avon Deutschland oder der Avon-Gesellschaften zur Zahlung der Abfindung gemäß Ziffer 9 in Bezug auf das nachvertragliche Wettbewerbsverbot gemäß Ziffer 10 für den Zeitraum, in dem

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outstanding compensation due to the Employee may be offset to the extent legally permissible for any damage or penalty claims resulting from any non-compliance with the post-contractual prohibition of competition or the obligation to confidentiality.

der Mitarbeiter gegen das nachvertragliche Wettbewerbsverbot verstößt. Ferner kann eine sonstige, dem Mitarbeiter zustehende Entschädigung – soweit rechtlich zulässig – mit etwaigen Ansprüchen auf Schadensersatz oder Vertragsstrafen verrechnet werden, die sich aus einer Nichteinhaltung des nachvertraglichen Wettbewerbsverbots oder der Verschwiegenheitsverpflichtung ergeben.

11.    The Employee shall return all work equipment, documents, objects, records and other material which were handed over to him by the Companies or which otherwise came into his possession in the course of or in respect to his employment. This obligation regarding the return of documents shall expressly also apply to copies of such documents, discs, other data carriers or handwritten notes.

11.    Der Mitarbeiter ist verpflichtet, sämtliche Arbeitsmittel, Unterlagen, Gegenstände, Aufzeichnungen oder sonstigen Materialien, die ihm von den Avon-Gesellschaften während oder in Zusammenhang mit seiner Beschäftigung übergeben worden sind bzw. auf sonstige Weise in seinen Besitz gelangt sind, zurückzugeben. Diese Verpflichtung zur Rückgabe von Unterlagen gilt auch ausdrücklich für etwaige Kopien dieser Unterlagen, CDs/DVDs, sonstiger Datenträger oder handschriftlicher Notizen.

Any right of retention with respect to any such documents, objects, records and material to be returned shall be excluded.	Jedwedes Zurückbehaltungsrecht in Bezug auf diese Unterlagen, Gegenstände, Aufzeichnungen und Materialien ist ausgeschlossen.
12. The Employee can purchase the company car directly from CFC Car Fleet Concept GmbH with a separate purchase contract. If the Employee decides not to purchase	12. Der Mitarbeiter kann mit gesondertem Kaufvertrag seinen Dienstwagen direkt von CFC Car Fleet Concept GmbH erwerben. Entscheidet sich der Mitarbeiter,

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the company car, he will return the company car to Avon Germany together with all keys, papers and other car accessories no later than the Termination Date without being asked.
sein Dienstwagen nicht zu kaufen, ist er verpflichtet, diesen nebst sämtlichen Fahrzeugschlüsseln, Fahrzeugpapieren sowie sonstigem Zubehör an Avon Deutschland spätestens bis zum Beendigungstermin zurückzugeben.

13.    Other than provided in this Agreement there are no other mutual financial claims between the parties under the employment relationship and/or as a result of its termination, no matter of what kind, whether known or unknown. Also there are no other mutual financial claims and rights between the Employee and the Companies. This does not apply to claims arising from liability for intent, to claims to payment of the minimum wage according to the Minimum Wage Act, AEntG or AÜG and/or for other statutory mandatory minimum working conditions and other claims based on law, collective bargaining agreements or works agreements which cannot be waived.

13.    Soweit in dieser Vereinbarung nicht anders vorgesehen, bestehen zwischen den Parteien keine weiteren gegenseitigen finanziellen Ansprüche aus dem Arbeitsverhältnis und/oder infolge seiner Beendigung, gleich welcher Art und ungeachtet ob diese bekannt oder unbekannt sind. Es bestehen auch keine weiteren gegenseitigen finanziellen Ansprüche oder Rechte zwischen dem Mitarbeiter und den Avon-Gesellschaften. Dies gilt nicht für Ansprüche aus einer Haftung für vorsätzliches Verhalten, Ansprüche auf Zahlung eines Mindestlohns gemäß dem MiLoG, AEntG oder AÜG und/oder andere zwingende gesetzliche Mindestarbeitsbedingungen und für sonstige Ansprüche aus Gesetz, Tarifvertrag oder Betriebsvereinbarung, auf die nicht verzichtet werden kann.

Notwithstanding anything to the contrary, nothing in this Agreement is intended to supersede, cancel, release or waive any rights by the Companies under the Avon Products, Inc. Amended & Restated Compensation Recoupment Policy or with respect to violations of the

Ungeachtet anders lautender Bestimmungen dieser Vereinbarung begründen keine Bestimmungen dieser Vereinbarung eine Ablösung, Aufhebung, Freistellung von oder einen Verzicht auf etwaige Rechte seitens der Avon-Gesellschaften gemäß der Avon Products, Inc.

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Avon Code of Conduct and any claims for breaches of this Agreement. In addition, for the avoidance of doubt, the tax equalization benefits that Employee has already been provided by the Companies continues to be subject to the terms and conditions of the applicable tax equalization policies of the Companies, which includes, but is not limited to, the obligation of the Employee to cooperate with Avon Germany and the Companies and repay to Avon Germany and/or the Companies, as applicable, any tax balances or other amounts determined by Avon Germany and/or the Companies to be owed by Employee as a result of the finalization of the tax equalization process for any applicable tax years.

Amended & Restated Compensation Recoupment Policy oder in Bezug auf Verstöße gegen den Avon Code of Conduct (Verhaltenkodex) sowie etwaige Ansprüche wegen einer Verletzung dieser Vereinbarung. Darüber hinaus und zur Vermeidung von Zweifeln gilt, dass die Steuerausgleichsvorteile, die dem Mitarbeiter bereits von den Avon-Gesellschaften gewährt worden sind, weiterhin den einschlägigen Bedingungen und Bestimmungen der Steuerausgleichsrichtlinien der Avon-Gesellschaften unterliegen, die insbesondere die Verpflichtung des Mitarbeiters umfassen, mit Avon Deutschland und den Avon-Gesellschaften zusammen zu arbeiten und Avon Deutschland und/oder den Avon-Gesellschaften etwaige Steuerguthaben oder sonstige von Avon Deutschland und/oder den Avon-Gesellschaften festgesetzte Beträge zurück zu erstatten, die ggfs. nach Abschluss des Steuerausgleichsverfahrens von dem Mitarbeiter für den jeweiligen Steuerjahre geschuldet werden.

14. In consideration of the severance benefits herein and the other terms and conditions of this Agreement, the Employee agrees, on behalf of himself and his heirs, executors, administrators, and assigns, to forever release, dismiss, and discharge Avon Germany, Avon Products, Inc. and the Companies and each of their respective current and former officers, directors,

14. Unter Berücksichtigung der in dieser Vereinbarung vorgesehenen Abfindungsleistungen sowie der sonstigen Bedingungen und Bestimmungen dieser Vereinbarung verpflichtet sich der Mitarbeiter, im eigenen Namen sowie im Namen seiner Erben, Testamentsvollstrecker, Nachlassverwalter und Rechtsnachfolger, Avon

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associates, employees, agents, employee benefit plans, employee benefit plan fiduciaries, employee benefit plan trustees, employee benefit plan administrators, representatives, attorneys, shareholders, successors and assigns, each and all of them in every capacity, personal and representative (collectively referred to as the “Avon Released Parties”), from any and all actions, causes of action, claims, suits, losses, demands, judgments, charges, contracts, obligations, debts, and liabilities of whatever nature, that he or his heirs, executors, administrators, and assigns have or may hereafter have against the Avon Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever.

Deutschland, Avon Products, Inc. und die Avon-Gesellschaften sowie deren jeweiligen ehemaligen und derzeitigen leitenden Angestellten, Mitglieder in Leitungsgremien, Angestellte, Mitarbeiter, Bevollmächtigten, Pensionspläne, Treuhänder von Pensionsplänen, Verwalter von Pensionsplänen, Vertreter, Anwälte, Gesellschafter, sowie Rechtsnachfolger, d. h. jeden und alle von ihnen sowie in jeder Eigenschaft, persönlich und als Vertreter (gemeinsam als die „Freigestellten Avon-Parteien“ bezeichnet), von sämtlichen Klagen, Klagegründen, Ansprüchen, Verlusten, Forderungen, Urteilen, Vorwürfen, Verträgen, Verpflichtungen, Schulden und Verbindlichkeiten jedweder Art, die er oder seine Erben, Testamentsvollstrecker, Nachlassverwalten und Rechtsnachfolger gegen die Freigestellten Avon-Parteien oder einzelne davon aus oder aufgrund von irgendeiner Ursache, Angelegenheit oder Sache haben oder ggfs. haben, dauerhaft freizustellen, zu entlasten und zu entbinden.

Nothing in this Agreement is to be construed as an admission on behalf of the Avon Released Parties of any wrongdoing with respect to the Employee, any such wrongdoing being expressly denied.
Keine Bestimmung in dieser Vereinbarung kann als Zugeständnis eines Fehlverhaltens seitens der Freigestellten Avon-Parteien gegenüber dem Mitarbeiter ausgelegt werden; ein solches Fehlverhalten wird ausdrücklich bestritten.

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Neither Avon Germany nor the Companies make any representation to the Employee about the tax effects on the provisions of this Agreement or otherwise, and neither Avon Germany nor the Companies shall have liability to the Employee in the event that the Employee becomes subject to taxation under any jursidiction (other than any tax reporting and/or withholding obligations that the Companies may have under applicable law).

Weder Avon Deutschland noch die Avon-Gesellschaften machen dem Mitarbeiter gegenüber irgendwelche Zusicherungen in Bezug auf die steuerlichen oder sonstigen Auswirkungen der Bestimmungen dieser Vereinbarung, und weder Avon Deutschland noch die Avon-Gesellschaften haften dem Mitarbeiter gegenüber, falls der Mitarbeiter in einer Jurisdiktion steuerpflichtig werden sollte (ausgenommen hiervon sind steuerliche Melde- bzw. Einbehaltungspflichten, denen die Avon-Gesellschaften gemäß einschlägigen Gesetzen ggfs. unterliegen).

15. This Agreement constitutes the entire agreement between the parties. There are no oral side agreements.	15. Diese Vereinbarung stellt die gesamte Vereinbarung zwischen den Parteien dar. Mündliche Abreden bestehen nicht.
16. Changes to this Agreement shall be valid only if in writing and signed by all parties. This applies also with respect to any waiver or amendment of this written form clause. If any provision of this Agreement is or becomes legally invalid, this shall not affect the validity of the remaining provisions hereof.

16. Änderungen zu dieser Vereinbarung sind nur wirksam, sofern diese schriftlich erfolgen und von alle Parteien unterzeichnet werden. Dies gilt auch für den Verzicht auf dieses Schriftformerfordernis oder dessen Änderung. Sollte eine Bestimmung dieser Vereinbarung rechtlich ungültig sein oder werden, bleiben die sonstigen Bestimmungen dieser Vereinbarung davon unberührt.

17. This Agreement is subject to German law. The employee acknowledges that he has no claims	17. Diese Vereinbarung unterliegt dem deutschen Recht. Der Mitarbeiter erkennt an, dass er keine Ansprüche

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against any of the Companies in any relevant jurisdiction.	gegen eine der Avon-Gesellschaften irgendeiner Jurisdiktion hat.
18. The German version of this Agreement shall be authoritative.	18. Die deutsche Version dieser Vereinbarung ist die maßgebliche.
[Signatures follow on next page]	[Unterschriften folgen auf der nächsten Seite]

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John Higson /s/ John Higson________________ Signature 19/09/17_____________________ Date	John Higson /s/ John Higson _____________ Unterschrift 19/09/17___________________ Datum
Avon Cosmetics GmbH /s/ Zoltan Radeczky, GM___________ Signature Zoltan Radeczky, GM______________ Name/Title 22-09-2017______________________ Date	Avon Cosmetics GmbH /s/ Zoltan Radeczky, GM_________ Unterschrift Zoltan Radeczky, GM____________ Name/Position 22-09-2017____________________ Datum
Avon Products, Inc. /s/ Susan Ormiston________________ Signature Susan Ormiston Sr. Vice President, Chief Human Resources Officer__________________________ Name/Title 19-09-2017______________________ Date	Avon Products, Inc. /s/ Susan Ormiston______________ Unterschrift Susan Ormiston Sr. Vice President, Chief Human Resources Officer________________________ Name/Position 19-09-2017____________________ Datum
Avon Products, Inc. on behalf of the Companies /s/ Susan Ormiston_________________ Signature Susan Ormiston Sr. Vice President, CHRO ___________________________ Name/Title	Avon Products, Inc. für die Avon-Gesellschaften /s/ Susan Ormiston_______________ Unterschrift Susan Ormiston Sr. Vice President, CHRO _____________________________ Name/Position

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19-09-2017____________________ Date Signature/Date /s/ John Higson__________________ John Higson hereby confirms that he has received a counterpart of this Agreement signed by the Parties in original.
19-09-2017____________________
Datum

Unterschrift/Datum

/s/ John Higson_____________________
John Higson bestätigt hiermit, dass er eine von der Parteien unterzeichnete Ausfertigung dieser Vereinbarung im Original erhalten hat.

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